                                                      Exhibit 23(a)



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of
Protective Life Corporation on Form S-3 (File No.       ) of our report,
which includes an explanatory paragraph with respect to changes in the Company's method of accounting for stock-based employee compensation plans in 1995, dated February 11, 1997, on our audits of the consolidated financial statements and financial statement schedules of Protective Life Corporation and subsidiaries (the Company) as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995, and 1994, which report is included or incorporated by reference in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the captions "Experts" and "Selected Financial Information of the Company."




COOPERS & LYBRAND L.L.P.
Birmingham, Alabama
April 11, 1997